Exhibit 10.1

AGREEMENT
This Agreement (this “Agreement”) is made and entered into as of June 6, 2016, by and among American Capital, Ltd., a Delaware corporation (the “Company”), Elliott Associates, L.P., a Delaware limited partnership (“Elliott”), Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International”), and Elliott International Capital Advisors Inc., a Delaware corporation (“EICA”, and collectively with Elliott and Elliott International, the “Elliott Parties”). Each of the Company and each Elliott Party are referred to herein as a “Party”, and collectively, as the “Parties”.
RECITALS
WHEREAS, Elliott and Elliott International entered into that certain Stockholder Voting and Support Agreement, dated May 23, 2016 (the “Support Agreement”), with Ares Capital Corporation, a Maryland corporation (“Ares”), in connection with the proposed acquisition of the Company by Ares (the “Transaction”);
WHEREAS, the Company and the Elliott Parties entered into that certain Letter Agreement, dated May 23, 2016 (the “Letter Agreement”), in connection with the Transaction, pursuant to which the Parties agreed, among other things, to use their reasonable best efforts to enter into a subsequent agreement on the terms described in the Letter Agreement;
WHEREAS, the Company, Ares and certain related parties entered into that certain Agreement and Plan of Merger, dated May 23, 2016 (the “Merger Agreement”), setting forth the terms of the Transaction; and
WHEREAS, as of the date hereof, the Elliott Parties are deemed to beneficially own, in the aggregate, 12,475,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), or approximately 5.8% of the Common Stock issued and outstanding on the date hereof.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
1.    Nomination and Election of Nominees; Board Committees and Related Agreements.
(a)Nomination and Election of Nominees. As promptly as practicable following the Termination Event (as defined below), the Company’s Board of Directors (the “Board”) and all applicable committees and subcommittees thereof shall take all necessary actions to (i) set the size of the Board at ten (10) members and (ii) appoint four (4) individuals to the Board to replace four (4) incumbent members of the Board, with one (1) such individual to be selected by the Elliott Parties (the “Stockholder Nominee”) and with the three (3) additional individuals to be mutually agreed by the Company and the Elliott Parties following the receipt of input from certain major stockholders of the Company (each, an “Additional Nominee”, and together with the Stockholder Nominee, the “Nominees”). Each of the Additional Nominees shall (i) not be employed by the Elliott Parties or their Affiliates, (ii) be “independent” of the Company under the rules of The NASDAQ Stock Market LLC (“NASDAQ”) and not be an “Interested Person” of the Company as defined in Section 2(a)(19) of the Investment Company Act of 1940, each as determined by the Board following a recommendation by the Compensation, Corporate Governance and Nominating Committee of the Board (the “Nominating Committee”) and (iii) have significant expertise in financial services and asset management and/or strategic transactions. The Parties (including the Board and all applicable committees and subcommittees of the Board) shall use their best efforts to identify the Nominees as promptly as practicable following the Termination Event. For purposes of this Agreement, the “Termination Event” means the termination of the Merger Agreement in accordance with its terms for any reason.
(b)Nomination and Election of Directors. If the Termination Event occurs prior to the Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”), or any other meeting or other applicable vote of stockholders of the Company with respect to the election of directors occurring during the Restricted Period (as defined below), the Board and all applicable committees and subcommittees of the Board shall take all action necessary so that any Nominee or any Replacement Nominee (as defined below), if applicable, shall stand for election at such meeting or vote of stockholders together with the Company’s other nominees. The Company agrees to recommend and solicit proxies for the election of the Nominees at such meeting or vote of stockholders in the same manner as for the Company’s other nominees. For purposes of this Agreement, the “Restricted Period” means the period commencing on the date of the Termination Event and ending on the 2018 Nomination Deadline (as defined below).
(c)Strategic Review Committee. Effective upon the appointment of the Nominees to the Board, the Board will establish a Strategic Review Committee consisting of four (4) directors (the “Strategic Review Committee”), to conduct a strategic review of the Company’s business lines and make recommendations to the Board with regards to business strategy. During the Restricted Period, the Strategic Review Committee will include two (2) Nominees (which may include the Stockholder Nominee or a Replacement Nominee) and two (2) directors selected by the newly reconstituted Board from the then-existing directors.
(d)Director Committee Appointments. Subject to the Company’s Corporate Governance Guidelines and NASDAQ rules and applicable laws, the Board and all applicable committees and subcommittees of the Board shall take all action necessary to ensure that at all times during the Restricted Period, each committee of the Board includes at least one (1) Nominee (which may include the Stockholder Nominee or a Replacement Nominee). Without limiting the foregoing, the Board shall give each of the Nominees (including the Stockholder Nominee and any Replacement Nominee) the same due consideration for membership to any committee of the Board as any other independent director.
(e)Replacement Rights. If the Stockholder Nominee (or any Replacement Nominee) is unable or unwilling to serve as a director, resigns as a director or is removed as a director during the Restricted Period, and at such time the Elliott Parties have economic exposure, in the aggregate, comparable to an interest in at least 5.0% of the shares of Common Stock outstanding (the “Minimum Ownership Threshold”), the Elliott Parties shall have the ability to select a substitute person for appointment to the Board, provided that such person shall be reasonably acceptable to the Nominating Committee (such acceptance not to be unreasonably withheld) (any such replacement nominee shall be referred to as a “Replacement Nominee”). The Parties shall use their best efforts to identify any Replacement Nominee, and the Board and all applicable committees and subcommittees thereof shall take all necessary actions to appoint any Replacement Nominee to the Board, as promptly as practicable. If at any time the Elliott Parties’ aggregate economic exposure decreases to less than the Minimum Ownership Threshold, (i) the right of the Elliott Parties pursuant to this Section 1(e) to participate in the selection of a Replacement Nominee to fill the vacancy caused by any resignation or removal of the Stockholder Nominee (or any Replacement Nominee) shall automatically terminate, (ii) if at such time, the Stockholder Nominee is employed by the Elliott Parties or their Affiliates and has already been appointed to the Board, the Stockholder Nominee must immediately resign from the Board and all applicable committees and subcommittees of the Board, and (iii) if at such time, the Termination Event has not yet occurred, the obligations of the Company to (x) set the size of the Board at ten (10) members during the Restricted Period pursuant to Sections 1(a) and 1(f) and (y) appoint the Nominees to the Board pursuant to Section 1(a) shall automatically terminate. In the event that any Additional Nominee is unable or unwilling to serve as a director, resigns as a director or is removed as a director during the Restricted Period and if at such time the Elliott Parties have aggregate economic exposure that meets the Minimum Ownership Threshold, then the Elliott Parties shall have the right to privately suggest any replacement for such Additional Nominee, which suggestion shall be duly considered by the Board.
(f)Board Size. During the Restricted Period, the Board and all applicable committees and subcommittees of the Board shall take all necessary actions so that the size of the Board is no greater than ten (10) directors, unless the Elliott Parties consent in writing to an increase in the size of the Board.
(g)Chairman. As promptly as practicable following the appointment of the Nominees, a new Chairman of the Board (other than the incumbent) shall be selected by the newly reconstituted Board from the then-existing directors.
(h)Additional Agreements.
(i)The Elliott Parties agree that they will cause their controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”), and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.
(ii)Upon execution of this Agreement, the Elliott Parties hereby agree that they will not, and that they will not permit any of their controlled Affiliates or Associates to, (A) nominate or recommend for nomination any person for election at the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”), directly or indirectly, (B) submit any proposal for consideration at, or bring any other business before, the 2017 Annual Meeting, directly or indirectly, or (C) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2017 Annual Meeting, directly or indirectly. The Elliott Parties shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(h)(ii).
(iii)At the 2016 Annual Meeting, or any other meeting or other applicable vote of stockholders of the Company with respect to the election of directors occurring during the Standstill Period, the Elliott Parties agree to vote all shares of the Common Stock beneficially owned by them in favor of the slate of directors nominated by the Board and in accordance with the voting obligations of Elliott and Elliott International as set forth under Section 3 of the Support Agreement.
(iv)After being identified, the Nominees and any Replacement Nominee will promptly (but in any event prior to being appointed to the Board in accordance with this Agreement) submit to the Company a fully completed copy of the Company’s reasonable and customary director onboarding documentation required by the

Company in connection with the appointment or election of new Board members and agree to comply with all policies applicable to all members of the Board (including the Company’s Code of Ethics and Conduct, Corporate Governance Guidelines, and any applicable confidentiality and insider trading policies), provided that (A) such policies will be applied on a non-discriminatory manner and (B) any changes to such policies will be made in good faith and not for the purpose of restricting communication between the Nominees and the Elliott Parties. If the Stockholder Nominee (or any Replacement Nominee) is employed by the Elliott Parties or their Affiliates, prior to the Stockholder Nominee’s (or the Replacement Nominee’s) appointment to the Board, the Elliott Parties agree to obtain from the Stockholder Nominee (or the Replacement Nominee), and deliver to the Company, an irrevocable resignation letter pursuant to which the Stockholder Nominee (or the Replacement Nominee) shall resign from the Board and all applicable committees and subcommittees thereof if at any time the Elliott Parties’ aggregate economic exposure decreases to less than the Minimum Ownership Threshold.
(v)The Elliott Parties agree that the Board or any committee or subcommittee thereof, in the exercise of its fiduciary duties, may recuse any Nominee or any Replacement Nominee employed by the Elliott Parties or their Affiliates from any Board or committee or subcommittee meeting or portion thereof at which the Board or any such committee or subcommittee is evaluating and/or taking action with respect to (A) the ownership of Common Stock by the Elliott Parties, (B) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (C) any action taken in response to actions taken or proposed by the Elliott Parties or their Affiliates with respect to the Company or (D) any transaction proposed by, or with, the Elliott Parties or their Affiliates.
(vi)The Company will provide the Elliott Parties with at least sixty (60) days’ prior written notice of the 2018 Nomination Deadline.
2.    Standstill Provisions.
(a)Each of the Elliott Parties agrees that during the period (the “Standstill Period”) commencing on the date of this Agreement and ending on the thirtieth (30th) day prior to the deadline for the submission of stockholder nominations for the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”) pursuant to the Company’s Bylaws (the “2018 Nomination Deadline”), unless specifically authorized in writing by the Board, neither it nor any of its Affiliates or Associates under its control will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:
(i)engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;
(ii)form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes some or all of the entities listed as “reporting persons” in the Schedule 13D filings of the Elliott Parties made on or prior to the date of this Agreement); provided, however, that nothing herein shall limit the ability of an Affiliate of any of the

Elliott Parties to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;
(iii)deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among any of the Elliott Parties and otherwise in accordance with this Agreement;
(iv)acquire or seek to acquire any securities or rights or options to acquire any securities of the Company, or any derivative securities or instruments, if such acquisition would result in the Elliott Parties and their Affiliates and Associates having aggregate beneficial ownership of more than 10.0% of the Common Stock outstanding, or economic exposure to more than 20.0% of the Common Stock outstanding;
(v)seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors; provided, however, that nothing in this Agreement shall prevent the Elliott Parties or their Affiliates or Associates from taking actions in furtherance of (x) identifying any Replacement Nominee or (y) any director candidates in connection with the 2018 Annual Meeting so long as such actions in connection with the 2018 Annual Meeting do not create a public disclosure obligation for the Elliott Parties or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance with the Elliott Parties’ normal practices;
(vi)(A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, (C) unless otherwise authorized by the Board, affirmatively solicit any third party, on an unsolicited basis, to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or encourage, initiate or support any third party in making such an offer or proposal (not including the Transaction), (D) publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of stockholders;
(vii)make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration by the Company’s stockholders;
(viii)make any request for stockholder list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise;
(ix)seek, alone or in concert with others, representation on the Board, except as specifically permitted in this Agreement;

(x)seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1 of this Agreement;
(xi)make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party; or
(xii)publicly disclose any intention, plan or arrangement inconsistent with any provision of this Section 2(a).
(b)Except as expressly provided in the Support Agreement as of the date hereof or in Section 1 or Section 2(a) of this Agreement, each of the Elliott Parties shall be entitled to vote their shares on any other proposal duly brought before the 2016 Annual Meeting or the 2017 Annual Meeting or otherwise vote as each of the Elliott Parties determines in its sole discretion.
(c)Nothing in Section 2(a) of this Agreement shall be deemed to limit the exercise in good faith by the Nominees of their fiduciary duties solely in their capacities as directors of the Company and in a manner consistent with their and the Elliott Parties’ obligations under this Agreement.
3.    Representations and Warranties of the Company.
The Company represents and warrants to the Elliott Parties that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound and (d) the Company currently intends to hold the 2016 Annual Meeting in conjunction with its special meeting of stockholders for the purpose of obtaining stockholder approval of the Transaction.
4.Representations and Warranties of the Elliott Parties.
Each of the Elliott Parties represents and warrants to the Company that (a) the authorized signatories of the Elliott Parties set forth on the signature page hereto have the corporate power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind the Elliott Parties thereto, (b) this Agreement has been duly authorized, executed and delivered by the Elliott Parties, constitutes a valid and binding obligation and agreement of the Elliott Parties, and is enforceable against the Elliott Parties in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of, the organizational documents of the Elliott Parties as currently in effect, (d) the execution, delivery and performance of this Agreement by the Elliott Parties does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Elliott Parties, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which any of the Elliott Parties is a party or by which it is bound, (e) as of the date hereof, the Elliott Parties beneficially own, in the aggregate, 12,475,000 shares of Common Stock, and have economic exposure, in the aggregate, comparable to an interest in an additional 21,498,099 shares of Common Stock outstanding, (f) as of the date hereof, except as set forth in this Agreement or disclosed in the Schedule 13D filings of the Elliott Parties made prior to the date of this Agreement, none of the Elliott Parties or any of their Associates or Affiliates currently have, nor currently have any right to acquire, or any interest in, any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event or other contingency) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or hedging transactions or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), (g) the Support Agreement is in full force and effect as of the date hereof and the voting obligations thereunder will not be amended without the prior written consent of the Company, (h) the Additional Nominees will be independent of the Elliott Parties (for the avoidance of doubt, the nomination by the Elliott Parties of such person to serve on the board of directors of any other company shall not (in and of itself) cause such person to not be deemed independent of the Elliott Parties), and (i) the Elliott Parties will not, directly or indirectly, compensate or agree to compensate any of the Additional Nominees for his or her respective service as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities.
5.Specific Performance.
Each of the Elliott Parties, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Elliott Parties (or any of the entities and natural persons listed in the signature pages hereto), on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 5 is not the exclusive remedy for any violation of this Agreement.

6.Expenses.
The Company agrees to reimburse the Elliott Parties for their reasonable, documented out-of-pocket fees and expenses incurred in connection with their involvement with the Company, including but not limited to expenses incurred in connection with the Transaction and the Support Agreement, provided that such reimbursement will not exceed $3.0 million, in the aggregate, $1.5 million of which has been paid as of the date hereof and $1.5 million of which shall be paid upon the earlier of the Termination Event or the Adviser Merger Effective Time (as defined in the Merger Agreement).
7.Severability.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.
8.Notices.
Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:
If to the Company:
American Capital, Ltd.
Two Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
Attention: Samuel A. Flax
Telephone: (301) 951-6122
Facsimile: (301) 654-6714
Email: Sam.Flax@americancapital.com

With copies (which shall not constitute notice) to
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention: Richard J. Grossman,
David J. Goldschmidt
Telephone: (212) 735-2116, (212) 735-3574
Facsimile: (917) 777-2116, (917) 777-3574
Email: Richard.Grossman@skadden.com,
David.Goldschmidt@skadden.com
If to the Elliott Parties:
c/o Elliott Management Corporation
40 West 57th Street
New York, NY 10019
Attention: Joseph Jackson
Telephone: (212) 974-6000
Facsimile: (212) 974-2092
Email: JJackson@elliottmgmt.com
With a copy (which shall not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Steve Wolosky,
Andrew Freedman
Telephone: (212) 451-2333
(212) 451-2250
Facsimile: (212) 451-2222
Email: SWolosky@olshanlaw.com,
AFreedman@olshanlaw.com
9.Applicable Law.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
10.Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).
11.Mutual Non-Disparagement.
Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 11, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other Parties or their subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or its subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or its subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the businesses, products, services or reputation of such other Party, or that of their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.

12.Confidentiality.
The confidentiality agreement, dated April 20, 2016, by and among the Company and the Elliott Parties (the “Confidentiality Agreement”) shall continue in full force and effect in accordance with its terms. Notwithstanding the foregoing, nothing in this Agreement or the Confidentiality Agreement shall (a) restrict the ability of the Elliott Parties to comply with their obligations as specifically provided under this Agreement and the Support Agreement, (b) restrict the ability of the Elliott Parties to publicly disclose their entry into this Agreement and the terms thereof, and make such other related disclosures as required in their filings with the SEC or (c) limit the exercise in good faith by a Nominee of his or her fiduciary duties solely in his or her capacity as a director of the Company. Additionally, during the period that any employee of the Elliott Parties or their Affiliates serves as a director of the Company, the Elliott Parties will either (i) maintain customary information walls for the purpose of preventing the disclosure of confidential information of the Company from such employee to the Elliott Parties or (ii) execute a customary confidentiality agreement with the Company and such employee prior to such employee providing any confidential information of the Company to the Elliott Parties or their Affiliates.

13.	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.
This Agreement and the Confidentiality Agreement contain the entire understanding of the Parties hereto with respect to their subject matter. Upon the execution of this Agreement, the Letter Agreement shall be deemed to have been superseded and replaced in its entirety. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein and in the Confidentiality Agreement. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and the Elliott Parties. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of the Elliott Parties, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Elliott Parties. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.
COMPANY:
AMERICAN CAPITAL, LTD.
By: /s/ Samuel A. Flax
Name: Samuel A. Flax
Title: Executive Vice President and General Counsel

ELLIOTT PARTIES:

ELLIOTT ASSOCIATES, L.P.

By: Elliott Capital Advisors, L.P., as General Partner
By: Braxton Associates, Inc., as General Partner
By: /s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT INTERNATIONAL, L.P.

By: Elliott International Capital Advisors Inc., as Attorney-in-Fact
By: /s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President
ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.
By: /s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

[Signature Page]